EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the incorporation by reference in the registration statements of Atlas Energy, L.P. (the “Partnership”) on Forms S-8 (File No. 333-138589, effective November 9, 2006, File No. 333-173082, effective March 25, 2011 and File 333-180568, effective April 4, 2012) and of the reference to Wright & Company, Inc. and the inclusion of our report dated February 22, 2013 in the Annual Report on Form 10-K/A for the year ended December 31, 2012, of the Partnership and its subsidiaries, filed with the Securities and Exchange Commission.

WRIGHT & COMPANY, INC.

/s/ D. Randall Wright
D. Randall Wright, P.E. President

October 22, 2013

Brentwood, Tennessee